BRANDEIS HOLDINGS, INC.
                                600 Madison Ave.
                               New York, NY 10022




                                                              September 26, 2006




Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street, N.C.
Washington, D.C. 20549


         Re:  Brandeis Holdings, Inc.
              Withdrawal of Registration Statement on Form 10-12G/A File No. 000-52229


Commissioners:



     Brandeis Holdings, Inc.'s EDGAR service provider mistakenly filed its Form 10SB-12G/A under a Form 10-12G/A header on September 20, 2006. This Form
10SB-12G/A should have been filed under a Form 10SB-12G/A header. We hereby request the withdrawal of the Form 10-12G/A, and will now file the appropriate Form 10SB-12G/A, with its appropriate header.




                                                         Brandeis Holdings, Inc.


                                                           By: /S/ Darren Ofsink
                                                        Darren Ofsink, President